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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                              (Amendment No.   )*


                       FIRST VIRTUAL COMMUNICATIONS, INC.
________________________________________________________________________________
                                (Name of Issuer)


                          Common Stock, $.001 par value
________________________________________________________________________________
                         (Title of Class of Securities)


                                  337484 10 9
                             _______________________
                                 (CUSIP Number)


                               December 31, 2002
________________________________________________________________________________
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [_]  Rule 13d-1(b)

          [_]  Rule 13d-1(c)

          [X]  Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 4 pages

CUSIP No. 337484-10-9


________________________________________________________________________________
1.   Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)
     Ralph K. Ungermann
________________________________________________________________________________
2.   Check the Appropriate Box If a Member of a Group (See Instructions)
     (a)  [_]
     (b)  [_]
________________________________________________________________________________
3.   SEC Use Only

________________________________________________________________________________
4.   Citizenship or Place of Organization
     United States of America
________________________________________________________________________________
               5.   Sole Voting Power
  NUMBER OF         2,555,282 (1)
   SHARES      _________________________________________________________________
BENEFICIALLY   6.   Shared Voting Power
  OWNED BY          0
    EACH       _________________________________________________________________
  REPORTING    7.   Sole Dispositive Power
   PERSON           2,555,282 (1)
    WITH:      _________________________________________________________________
               8.   Shared Dispositive Power
                    0
________________________________________________________________________________
9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     2,555,282 (1)
________________________________________________________________________________
10.  Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)                                                 [_]
________________________________________________________________________________
11.  Percent of Class Represented by Amount in Row (9)
     6.3%
________________________________________________________________________________
12.  Type of Reporting Person (See Instructions)
     IN
________________________________________________________________________________

(1) Includes 79,094 shares of common stock issuable upon exercise of a warrant held by Mr. Ungermann and 2,174,577 shares of common stock held in the name of Ralph Ungermann, Trustee or Successor Trustee of the Ralph K. Ungermann Living Trust U/A/D May 18, 1988, as amended, and 301,611 shares Mr. Ungermann has the right to acquire pursuant to outstanding options exercisable within 60 days of December 31, 2002.

                               Page 2 of 4 pages

CUSIP No. 337484-10-9


________________________________________________________________________________
Item 1(a).  Name of Issuer:
            First Virtual Communications, Inc.
________________________________________________________________________________
Item 1(b).  Address of Issuer's Principal Executive Offices:
            3393 Octavius Drive, Santa Clara, CA 95054
________________________________________________________________________________
Item 2(a).  Name of Person Filing:
            Ralph K. Ungermann
________________________________________________________________________________
Item 2(b).  Address of Principal Business Office, or if None, Residence:
            3393 Octavius Drive, Santa Clara, CA 95054
________________________________________________________________________________
Item 2(c).  Citizenship:
            Citizen of the United States of America
________________________________________________________________________________
Item 2(d).  Title of Class of Securities:
            Common Stock
________________________________________________________________________________
Item 2(e).  CUSIP Number:
            337484-10-9
________________________________________________________________________________

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

     (a)  [_]  Broker or dealer registered under Section 15 of the Act
               (15 U.S.C. 78o).
     (b)  [_]  Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c).
     (c) [_] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).
     (d) [_] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).
     (e) [_] An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E);
     (f) [_] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);
     (g) [_] A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G);
     (h) [_] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
     (i) [_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
     (j)  [_]  Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

ITEM 4. OWNERSHIP.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned: 2,555,282

     (b)  Percent of class:  6.3%

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote: 2,555,282
          (ii)  Shared power to vote or to direct the vote: 0
          (iii) Sole power to dispose or to direct the disposition of: 2,555,282
          (iv)  Shared power to dispose or to direct the disposition of: 0

                               Page 3 of 4 pages

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS: Not applicable.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:
        Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:
        Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
        Not applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP: Not applicable.

ITEM 10. CERTIFICATION: Not applicable.


                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                  February 4, 2003
                                        ----------------------------------------
                                                        (Date)


                                               /s/ Ralph K. Ungermann
                                        ----------------------------------------
                                                      (Signature)


                                                   Ralph K. Ungermann
                                        ----------------------------------------
                                                      (Name/Title)


The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7(b) for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (See 18 U.S.C. 1001).

                               Page 4 of 4 pages